Exhibit 99.1

Scott D. Peters, Chief Executive Officer and President	Media Contact: Jill Swartz
G REIT, Inc.	714-667-8252 ext. 251
1551 N. Tustin Ave., Suite 200	jswartz@1031nnn.com
Santa Ana, CA 92705
714-667-8252
www.1031nnn.com
ONE WORLD TRADE CENTER IN LONG BEACH, CALIFORNIA
SELLS FOR $148.9 MILLION
Santa Ana, California, March 26, 2007 — Scott D. Peters, President and Chief Executive Officer of G REIT, Inc., today announced the sale of One World Trade Center in Long Beach, California, pursuant to G REIT’s stockholder approved liquidation plan. The disposition closed on March 22, 2007.
One World Trade Center, located in Long Beach, a suburb of Los Angeles and the fifth largest city in California, was sold for $148,900,000 to Legacy Partners Realty Fund II. Dave Doupè, Larry Krasner and Cheri Pierce of Jones Lang LaSalle Americas represented G REIT in the transaction. One World Trade Center was originally purchased in December 2003 for $113,648,000.
Completed in 1989, One World Trade Center is a 27-story Class A trophy office tower containing approximately 573,000 square feet. Currently, the property is approximately 88% leased by a mix of federal government tenants, legal and professional services firms and international trade companies, including the U.S. Customs Service, the Federal Bureau of Investigation, the Department of Defense and the U.S. Postal Service.
G REIT has sold two properties in 2007 and ten properties in 2006 pursuant to its plan of liquidation. Additionally, two properties are currently under contract for sale. In G REIT’s December 31, 2006 Form 10-K annual report, management estimated a cumulative net liquidation value of approximately $10.96 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.
About G REIT, Inc
Triple Net Properties, LLC, the advisor to G REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 33 million square feet of real estate, including more than 7,400 apartment units, with a combined market value of approximately $4.3 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including Tenant-in-Common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, Real Estate Investment Trusts (REITs), value added property funds, and institutional investments.
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About Legacy Partners Commercial
Legacy Partners Commercial, Inc. is a privately held real estate company operating throughout the western United States. Since 1972, the company has acquired, developed and managed 118 million square feet of commercial property at a cost of $7.5 billion, and currently owns a 14 million square foot portfolio valued at $3.3 billion. Legacy’s primary focus is on office, R&D and industrial properties in select, growth-oriented markets. Their investment activities are funded through fully discretionary co-mingled funds that are managed through their Investment Management Services. They are a vertically integrated real estate operating company providing property management, leasing, construction, architectural, development, disposition and financing services. Legacy Partners is headquartered in Foster City, California and has regional offices in San Jose, Los Angeles, Long Beach, Irvine, San Diego, Denver and Seattle.
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